EXHIBIT 99.1

Sussex Bancorp Announces First Quarter Results for 2013

FRANKLIN, N.J., May 1, 2013 (GLOBE NEWSWIRE) -- Sussex Bancorp (the "Company") (Nasdaq:SBBX), the holding company for Sussex Bank (the "Bank") today announced reported net income of $98 thousand, or $0.03 per basic and diluted share, for the quarter ended March 31, 2013, as compared to a net loss of $195 thousand, or $(0.06) per basic and diluted share, for the same period last year. The Company continued to improve its asset credit quality as total problem assets and non-performing assets ("NPAs") continued to decline. Overall problem assets are down 50.6% from their historical high at March 31, 2010, and the ratio of NPAs to total assets improved to 4.4% at March 31, 2013, from 4.6% at December 31, 2012. Non-accrual loans to total assets fell to 2.99% at March 31, 2013, which is the lowest level since 2007.

"We continue to make progress towards reducing our legacy problem assets.  As of the end of this quarter, non-performing loans decreased $11.6 million, or 42.9%, and foreclosed real estate increased $1.6 million, or 32.4%, as compared to the same quarter end last year.  Of note is that a considerable number of the legacy problem loans are nearing the end of the resolution cycle, which will culminate with the ultimate disposal of the foreclosed property," said Anthony Labozzetta, President and Chief Executive Officer of Sussex Bank.  "Despite the challenging economic environment, we continue to build our business, this quarter we closed and funded $18 million in new commercial loans, up 320% over the same period last year," added Mr. Labozzetta.

Financial Performance

For the quarter ended March 31, 2013, the Company reported net income of $98 thousand, or $0.03 per basic and diluted share, as compared to a net loss of $195 thousand, or ($0.06) per basic and diluted share, for the same period last year. The improvement for the quarter ended March 31, 2013 in net income was largely due to an increase in gains on securities transactions and higher pre-tax earnings produced by our insurance subsidiary, Tri-State Insurance Agency, Inc., which increased $161 thousand to $200 thousand for the first quarter of 2013 as compared to the same period last year. Total credit quality costs (provision for loan losses, loan collection costs and expenses and write-downs related to foreclosed real estate) was approximately the same at $1.7 million for the first quarter of 2013 as compared to the same period in 2012.

Net Interest Income. Net interest income on a fully tax equivalent basis declined $138 thousand, or 3.4%, to $4.0 million for the first quarter of 2013 as compared to $4.1 million for same period in 2012. The decrease in net interest income was largely due to the Company's net interest margin declining 21 basis points to 3.30% for the first quarter of 2013 compared to the same period last year. The decline in the net interest margin was mostly due to a 39 basis point decline in the average rate earned on interest earning assets. This decline in net interest income was partially offset by a decrease in the average rate paid on total interest bearing liabilities, which decreased 19 basis points to 0.81% for the first quarter of 2013 from 1.00% for the same period in 2012, and a $17.5 million, or 3.7%, increase in average interest earning assets, principally securities.

Provision for Loan Losses. Provision for loan losses increased $282 thousand to $1.1 million for the first quarter of 2013, as compared to $860 thousand for the same period in 2012.

Non-interest Income. The Company reported an increase in non-interest income of $590 thousand, or 44.6%, to $1.9 million for the first quarter of 2013 as compared to the same period last year. The increase in non-interest income was largely due to increases in gains on securities transactions and an increase in insurance commissions and fees of $311 thousand and $243 thousand, respectively. Proceeds from the sale of securities were primarily used to fund loan growth.

Non-interest Expense. The Company's non-interest expenses decreased $303 thousand, or 6.2%, to $4.6 million for the first quarter of 2013 as compared to the same period last year. The decrease for the first quarter of 2013 versus the same period in 2012 was largely due to declines in expenses related to foreclosed real estate and salaries and employee benefits expense, which decreased $268 thousand and $189 thousand, respectively. The aforementioned declines were partly offset by increases in directors' fees and other expenses of $100 thousand and $62 thousand, respectively. The increase in directors' fees is principally due to the impact on the directors' deferred stock plan resulting from fluctuations in the Company's stock price, which increased $2.11 per share, or 39.2%, at March 31, 2013, as compared to December 31, 2012.

Financial Condition

At March 31, 2013, the Company's total assets were $518.8 million, an increase of $4.1 million, or 0.8%, as compared to total assets of $514.7 million at December 31, 2012. The increase in total assets was largely driven by securities growth of $4.6 million, or 3.7%, and net loans receivable growth of $1.6 million or 0.5%, which was partially offset by a decline in cash and cash equivalents of $4.6 million, or 39.3%.

Total loans receivable, net of unearned income, increased $1.9 million, or 0.6%, to $349.7 million at March 31, 2013, from $347.7 million at year-end 2012. The loan volume for the first quarter of 2013 was partly offset by pay-offs of loans repurchased from a participating bank ($3.0 million), loans transferred to foreclosed real estate ($2.7 million) and loan charge-offs, net ($813 thousand).

The Company's securities portfolio, which includes securities available for sale and securities held to maturity, increased $4.6 million to $128.7 million at March 31, 2013, as compared to $124.1 million at December 31, 2012.

The Company's total deposits increased $1.4 million, or 0.3%, to $433.8 million at March 31, 2013, from $432.4 million at December 31, 2012. The increase in deposits was due to an increase in non-interest bearing deposits of $5.4 million, or 11.3%, which was partially offset by a decrease in interest bearing checking and time deposits of $2.5 million and $2.4 million, respectively, for March 31, 2013 as compared to December 31, 2012. The Company's funding mix continues to improve as low cost deposits grow.

At March 31, 2013, the Company's total stockholders' equity was $39.9 million, a decrease of $457 thousand when compared to December 31, 2012. At March 31, 2013, the leverage, Tier I risk-based capital and total risk-based capital ratios for the Bank were 9.09%, 12.75% and 14.01%, respectively, all in excess of the ratios required to be deemed "well-capitalized."

Asset and Credit Quality

The overall credit quality of the Company continued to show positive trends through March 31, 2013, as our total problem assets, which is comprised of foreclosed real estate, criticized assets and classified assets, declined $3.9 million, or 11.2%, to $31.0 million at March 31, 2013 from $35.0 million at December 31, 2012. Our total problem assets declined 50.6% from a historical high of $62.8 million at March 31, 2010, as compared to March 31, 2013.

NPAs, which include non-accrual loans, loans 90 days past due and still accruing, troubled debt restructured loans currently performing in accordance with renegotiated terms and foreclosed real estate, decreased $904 thousand, or 3.8%, to $22.9 million at March 31, 2013, as compared to $23.8 million at December 31, 2012. The ratios of NPAs to total assets for March 31, 2013 and December 31, 2012 were 4.4% and 4.6%, respectively. Non-accrual loans decreased $2.3 million, or 13.1%, to $15.5 million at March 31, 2013, as compared to $17.9 million at December 31, 2012 and declined 42.9% since March 31, 2012. Non-accrual loans to total assets fell to 2.99% at March 31, 2013, which is the lowest level since 2007.

The Company continues to actively market its foreclosed real estate properties, which increased $1.6 million to $6.6 million at March 31, 2013, as compared to $5.1 million at December 31, 2012. At March 31, 2013, the Company's foreclosed real estate properties had an average book value of approximately $331 thousand per property. During the first quarter of 2013, the Company sold $965 thousand and took title of $2.7 million of new foreclosed real estate. In addition, approximately $830 thousand is under contract and is scheduled to close in the second quarter of 2013.

The allowance for loan losses was $5.3 million, or 1.5% of total loans, at March 31, 2013, compared to $5.0 million, or 1.4% of total loans, at December 31, 2012. The increase in the allowance for loan losses was largely attributed to $1.1 million in provision for loan losses, which was in part offset by $813 thousand in net charge-offs for the first quarter of 2013. Total credit quality costs (provision for loan losses, loan collection costs and expenses and write-downs related to foreclosed real estate) was approximately the same at $1.7 million for the first quarter of 2013 as compared to the same period in 2012.

About Sussex Bancorp

Sussex Bancorp is the holding company for Sussex Bank, which operates through its main office in Franklin, New Jersey and through its nine branch offices located in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, Port Jervis and Warwick, New York; a loan production office in Rochelle Park, New Jersey and for the Tri-State Insurance Agency, Inc., a full service insurance agency with locations in Augusta and Rochelle Park, New Jersey. For additional information, please visit the Company's website at www.sussexbank.com.

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such statements may be identified by the use of words such as "expect," "estimate," "assume," "believe," "anticipate," "will," "forecast," "plan," "project," or similar words. Such statements are based on the Company's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, changes to interest rates, the ability to control costs and expenses, general economic conditions, the success of the Company's efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee based business, risks associated with the quality of the Company's assets and the ability of its borrowers to comply with repayment terms.  Further information about these and other relevant risks and uncertainties may be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and in subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

SUSSEX BANCORP
SUMMARY FINANCIAL HIGHLIGHTS
(In Thousands, Except Percentages and Per Share Data)
(Unaudited)

				3/31/2013 VS.
	3/31/2013	12/31/2012	3/31/2012	3/31/2012	12/31/2012
BALANCE SHEET HIGHLIGHTS - Period End Balances
Total securities	$ 128,724	$ 124,102	$ 107,482	19.8%	3.7%
Total loans	349,684	347,736	335,434	4.2%	0.6%
Allowance for loan losses	(5,306)	(4,976)	(7,617)	(30.3)%	6.6%
Total assets	518,812	514,734	513,184	1.1%	0.8%
Total deposits	433,843	432,436	432,074	0.4%	0.3%
Total borrowings and junior subordinated debt	41,887	38,887	38,887	7.7%	7.7%
Total shareholders' equity	39,915	40,372	39,903	0.0%	(1.1)%

FINANCIAL DATA - QUARTER ENDED:
Net interest income (tax equivalent) (a)	$ 3,978	$ 4,102	$ 4,112	(3.3)%	(3.0)%
Provision for loan losses	1,142	1,408	860	32.8%	(18.9)%
Total other income	1,914	2,335	1,324	44.6%	(18.0)%
Total other expenses	4,607	5,201	4,910	(6.2)%	(11.4)%
Income before provision for income taxes (tax equivalent)	143	(172)	(334)	(142.9)%	(183.1)%
Provision for income taxes	(90)	(235)	(265)	(66.0)%	(61.7)%
Taxable equivalent adjustment (a)	135	160	126	6.8%	(15.6)%
Net income (loss)	$ 98	$ (97)	$ (195)	(150.2)%	(201.0)%

Net income (loss) per common share - Basic	$ 0.03	$ (0.03)	$ (0.06)	(150.0)%	(200.0)%
Net income (loss) per common share - Diluted	$ 0.03	$ (0.03)	$ (0.06)	(150.0)%	(200.0)%

Return on average assets	0.07%	(0.08)%	(0.15)%	(148.4)%	(198.8)%
Return on average equity	0.97%	(0.94)%	(1.95)%	(149.8)%	(203.2)%
Net interest margin (tax equivalent)	3.30%	3.41%	3.51%	(5.9)%	(3.3)%

SHARE INFORMATION:
Book value per common share	$ 11.66	$ 11.88	$ 11.76	(0.9)%	(1.9)%
Outstanding shares- period ending	3,424,213	3,397,873	3,393,106	0.9%	0.8%
Average diluted shares outstanding (year to date)	3,316,082	3,287,017	3,255,857	1.8%	0.9%

CAPITAL RATIOS:
Total equity to total assets	7.69%	7.84%	7.78%	(1.1)%	(1.9)%
Leverage ratio (b)	9.09%	9.27%	9.19%	(1.1)%	(1.9)%
Tier 1 risk-based capital ratio (b)	12.75%	12.93%	13.18%	(3.3)%	(1.4)%
Total risk-based capital ratio (b)	14.01%	14.18%	14.45%	(3.0)%	(1.2)%

ASSET QUALITY AND RATIOS:
Non-accrual loans	$ 15,535	$ 17,871	$ 27,184	(42.9)%	(13.1)%
Loans 90 days past due and still accruing	76	209	983	(92.3)%	(63.6)%
Troubled debt restructured loans ("TDRs") (c)	617	608	2,084	(70.4)%	1.5%
Foreclosed real estate	6,622	5,066	5,001	32.4%	30.7%
Non-performing assets ("NPAs")	$ 22,850	$ 23,754	$ 34,269	(33.3)%	(3.8)%

Foreclosed real estate, Criticized and Classified Assets	$ 31,029	$ 34,946	$ 50,299	(38.3)%	(11.2)%
Loans past due 30 to 89 days	2,449	2,754	8,771	(72.1)%	(11.1)%
Charge-offs, net (quarterly)	813	3,146	453	79.5%	(74.2)%
Charge-offs, net as a % of average loans (annualized)	0.93%	3.70%	0.54%	72.3%	(74.8)%
Non-accrual loans to total loans	4.44%	5.14%	8.10%	(45.2)%	(13.6)%
NPAs to total assets	4.40%	4.61%	6.68%	(34.0)%	(4.6)%
NPAs excluding TDR loans (c) to total assets	4.29%	4.50%	6.27%	(31.7)%	(4.7)%
Non-accrual loans to total assets	2.99%	3.47%	5.30%	(43.5)%	(13.8)%
Allowance for loan losses as a % of non-performing loans	32.85%	26.93%	26.03%	26.2%	22.0%
Allowance for loan losses to total loans	1.52%	1.43%	2.27%	(33.2)%	6.0%

(a) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(b) Sussex Bank capital ratios
(c) Troubled debt restructured loans currently performing in accordance with renegotiated terms

SUSSEX BANCORP
CONSOLIDATED BALANCE SHEETS
(Dollars In Thousands)

ASSETS	March 31, 2013	December 31, 2012
	(Unaudited)
Cash and due from banks	$ 4,878	$ 6,268
Interest-bearing deposits with other banks	2,202	5,400
Cash and cash equivalents	7,080	11,668

Interest bearing time deposits with other banks	100	100
Securities available for sale, at fair value	123,251	118,881
Securities held to maturity	5,473	5,221
Federal Home Loan Bank Stock, at cost	2,115	1,980

Loans receivable, net of unearned income	349,684	347,736
Less: allowance for loan losses	5,306	4,976
Net loans receivable	344,378	342,760

Foreclosed real estate	6,622	5,066
Premises and equipment, net	6,336	6,476
Accrued interest receivable	1,781	1,741
Goodwill	2,820	2,820
Bank owned life insurance	11,628	11,536
Other assets	7,228	6,485

Total Assets	$ 518,812	$ 514,734

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Non-interest bearing	$ 53,825	$ 48,375
Interest bearing	380,018	384,061
Total Deposits	433,843	432,436

Borrowings	29,000	26,000
Accrued interest payable and other liabilities	3,167	3,039
Junior subordinated debentures	12,887	12,887

Total Liabilities	478,897	474,362

Total Stockholders' Equity	39,915	40,372

Total Liabilities and Stockholders' Equity	$ 518,812	$ 514,734

SUSSEX BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(Dollars In Thousands Except Per Share Data)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
INTEREST INCOME
Loans receivable, including fees	$ 4,276	$ 4,450
Securities:
Taxable	154	320
Tax-exempt	262	245
Interest bearing deposits	5	17
Total Interest Income	4,697	5,032

INTEREST EXPENSE
Deposits	538	719
Borrowings	262	265
Junior subordinated debentures	54	62
Total Interest Expense	854	1,046

Net Interest Income	3,843	3,986
PROVISION FOR LOAN LOSSES	1,142	860
Net Interest Income after Provision for Loan Losses	2,701	3,126

OTHER INCOME
Service fees on deposit accounts	286	275
ATM and debit card fees	160	137
Bank owned life insurance	92	103
Insurance commissions and fees	842	599
Investment brokerage fees	45	36
Gain on sale of loans, held for sale	--	47
Gain on securities transactions	370	59
Gain on sale of fixed assets	--	1
Gain on sale of foreclosed real estate	29	2
Other	90	65
Total Other Income	1,914	1,324

OTHER EXPENSES
Salaries and employee benefits	2,235	2,424
Occupancy, net	394	362
Furniture, equipment and data processing	326	354
Advertising and promotion	40	71
Professional fees	185	158
Director fees	206	106
FDIC assessment	169	167
Insurance	76	53
Stationary and supplies	49	45
Loan collection costs	98	134
Expenses and write-downs related to foreclosed real estate	440	708
Amortization of intangible assets	1	2
Other	388	326
Total Other Expenses	4,607	4,910

Income before Income Taxes	8	(460)
INCOME TAX BENEFIT	(90)	(265)
Net Income	$ 98	$ (195)

OTHER COMPREHENSIVE INCOME:
Unrealized gains on available for sale securities arising during the period	$ (644)	$ 417
Reclassification adjustment for gain on sales included in net income	(370)	(59)
Income tax expense related to other comprehensive income	405	(143)
Other comprehensive (loss) income, net of income taxes	(609)	215
Comprehensive (loss) income	$ (511)	$ 20

EARNINGS PER SHARE
Basic	$ 0.03	$ (0.06)
Diluted	$ 0.03	$ (0.06)

SUSSEX BANCORP
COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES
(Dollars In Thousands)
(Unaudited)

	Three Months Ended March 31,
	2013			2012
	Average		Average	Average		Average
	Balance	Interest (1)	Rate (2)	Balance	Interest (1)	Rate (2)
Earning Assets:
Securities:
Tax exempt (3)	$ 32,197	$ 397	5.00%	$ 24,686	$ 371	6.04%
Taxable	99,391	154	0.63%	77,506	320	1.66%
Total securities	131,588	551	1.70%	102,192	691	2.72%
Total loans receivable (4)	349,479	4,276	4.96%	335,558	4,450	5.33%
Other interest-earning assets	7,976	5	0.25%	33,837	17	0.20%
Total earning assets	489,043	$ 4,832	4.01%	471,587	$ 5,158	4.40%

Non-interest earning assets	40,461			41,203
Allowance for loan losses	(5,302)			(7,543)
Total Assets	$ 524,202			$ 505,247

Sources of Funds:
Interest bearing deposits:
NOW	$ 112,318	$ 36	0.13%	$ 92,293	$ 51	0.22%
Money market	14,904	9	0.24%	17,560	20	0.46%
Savings	157,907	110	0.28%	163,130	206	0.51%
Time	103,479	383	1.50%	109,950	442	1.62%
Total interest bearing deposits	388,608	538	0.56%	382,933	719	0.76%
Borrowed funds	26,600	262	3.99%	26,000	265	4.10%
Junior subordinated debentures	12,887	54	1.70%	12,887	62	1.93%
Total interest bearing liabilities	428,095	$ 854	0.81%	421,820	$ 1,046	1.00%

Non-interest bearing liabilities:
Demand deposits	49,859			41,314
Other liabilities	5,808			2,013
Total non-interest bearing liabilities	55,667			43,327
Stockholders' equity	40,440			40,100
Total Liabilities and Stockholders' Equity	$ 524,202			$ 505,247

Net Interest Income and Margin (5)		3,978	3.30%		4,112	3.51%
Tax-equivalent basis adjustment		(135)			(126)
Net Interest Income		$ 3,843			$ 3,986

(1) Includes loan fee income
(2) Average rates on securities are calculated on amortized costs
(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4) Loans outstanding include non-accrual loans
(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets
CONTACT: Anthony Labozzetta, President/CEO
         Steven Fusco, SVP/CFO
         973-827-2914